EXHIBIT 99.1


                                VCA ANTECH, INC.
                          INCREASES FINANCIAL GUIDANCE
                              FOR FISCAL YEAR 2003

     LOS ANGELES, CA, JULY 23, 2003 - VCA ANTECH, INC. (NASDAQ NM SYMBOL: WOOF), a leading animal health care company in the United States, provides the following revised guidance for all investors in adherence to the United States Securities and Exchange Commission's, SEC, Regulation Fair Disclosure, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.

     In response to its strong performance for the second quarter of 2003, VCA Antech is increasing its guidance for the year ending December 31, 2003 for projected net income to a range of $39.4 million to $40.4 million from its previously announced guidance of $37.9 million to $38.9 million and increasing projected earnings per diluted common share, EPS, to $0.98 from its previously announced guidance of $0.95. Projected net income and projected EPS for both the Company's revised and previously announced guidance includes an after-tax charge of $4.4 million, or $0.11 per diluted share, for debt retirement costs associated with the retirement of its 15.5% senior notes in February 2003. VCA Antech is also increasing its guidance for the year ending December 31, 2003 for projected operating income to a range of $106.3 million to $108.3 million from its previously announced guidance of $105.0 million to $107.0 million.

     In light of the SEC's adoption of Regulation G regarding Non-GAAP financial measures, the Company has determined to discontinue its practice of providing guidance for EBITDA.

     Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain gross revenue at a level necessary to maintain operating margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the Securities and Exchange Commission on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

     VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.



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     Media contact:   Tom Fuller, Chief Financial Officer
                      (310) 571-6505




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